Exhibit 5.1

5 August 2021

Our Ref: JWYL/SSNC/E2208-20600

ECMOHO Limited

3F, 1000 Tianyaoqiao Road

Xuhui District

Shanghai, 200030

The People’s Republic of China

Dear Sirs

ECMOHO LIMITED

We have acted as Cayman Islands legal advisers to ECMOHO Limited (the “Company”) in connection with the Company’s registration statement on Form F-3 (Registration No. 333-257200) filed on 21 June, 2021, including all amendments or supplements thereto, and the preliminary prospectus supplement (“Preliminary Prospectus”) dated 2 August, 2021, and the final prospectus supplement dated on 3 August 2021 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to:

a)	the offering by the Company of American Depositary Shares (“ADSs”) representing the Company’s Class A Ordinary Shares of a par value of US$0.00001 each (the “Class A Ordinary Shares”); and

b)	the offering by the Company of certain ADSs to cover over-allotments, if any, pursuant to an over-allotment option granted to the underwriters.

We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Walkers (Hong Kong)

滙嘉律師事務所 (香港)

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T +852 2284 4566 F +852 2284 4560 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.

The authorised share capital of the Company is US$50,000 divided into (i) 4,924,849,600 Class A Ordinary Shares of a par value of US$0.00001 each and (ii) 75,150,400 Class B Ordinary Shares of a par value of US$0.00001 each.

3.

The issue and allotment of the Class A Ordinary Shares pursuant to the Registration Statements has been duly authorised. When allotted, issued and fully paid for as contemplated in the Registration Statements and when appropriate entries have been made in the Register of Members of the Company, the Class A Ordinary Shares to be issued and offered by the Company will be validly issued, allotted and fully paid and non-assessable (“non-assessable” meaning for these purposes that there will be no obligation on the holder of any of the Class A Ordinary Shares to make any further payment to the Company or its creditors in respect of such Class A Ordinary Shares).

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers (Hong Kong)
Walkers (Hong Kong)

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 7 June 2018, Third Amended and Restated Memorandum and Articles of Association adopted by Special Resolution on 1 November 2019 (the “A&R M&A”), the Register of Members as of 5 August 2021 (the “Register of Members”) and Register of Directors, in each case, of the Company, copies of which have been provided to us by the Company (together the “Company Records”).

2.	The Certificate of Good Standing dated 3 August 2021 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

3.

A copy of executed written resolutions of the Board of Directors of the Company dated 17 June 2021, and a copy of executed written resolutions of the Board of Directors of the Company dated 2 August 2021 (the “Resolutions”).

4.	A certificate from a director of the Company dated 3 August 2021, a copy of which is attached hereto (the “Director’s Certificate”).

5.	The Registration Statements.

SCHEDULE 2

ASSUMPTIONS

1.

The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Company Records are complete and accurate and all matters required by law and the A&R M&A to be recorded therein are completely and accurately so recorded.

3.	The Director’s Certificate is true and correct as at the date hereof.

4.	The conversion of any shares in the capital of the Company will be effected via legally available means under Cayman law.

SCHEDULE 3

QUALIFICATIONS

1.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (2018 Revision) of the Cayman Islands (the “Companies Act”) on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

2.	We accept no responsibility for any liability in relation to any opinion which was given in reliance on the Director’s Certificate.